Exhibit 21
Subsidiaries of Grubb & Ellis Company

Subsidiaries				State of Incorporation
1.	Aequus Property Management Company			Texas
2.	Grubb & Ellis Affiliates, Inc.			Delaware
3.	Grubb & Ellis of Arizona, Inc.			Washington
4.	Grubb & Ellis Asset Services Company			Delaware
5.	Grubb & Ellis Europe, Inc.			California
6.	Grubb & Ellis Institutional Properties, Inc.			California
7.	Grubb & Ellis Management Services, Inc.			Delaware
Subsidiaries of Grubb & Ellis Management Services, Inc.:
	a.	Grubb & Ellis Management Services of Michigan, Inc. (“GEMS of Michigan”)		Michigan
	b.	Grubb & Ellis Management Services of Canada, Inc.		Canada
	c.	GEMS Mexicana, S. DE R.L. DE C.V. (98% owned by GEMS, 2% owned by GEMS of Michigan, Inc.)		Mexico
	d.	Grubb & Ellis Management Services of Brazil LTDA (98% owned by GEMS, 2% owned by GEMS of Michigan, Inc.)		Brazil
	e.	GEMS of Sweden, AB		Sweden
	f.	GEMS Korea, LLC		Korea
	g.	Crane Realty & Management Co.		California
Subsidiaries of Crane Realty & Management Co.:
		1.	Crane Realty Services, Inc.	California
8.	Grubb & Ellis Mortgage Group, Inc.			California
9.	Grubb & Ellis Mortgage Services, Inc.			California
10.	Grubb & Ellis New York, Inc.			New York
11.	Grubb & Ellis of Michigan, Inc.			Michigan
12.	Grubb & Ellis of Nevada, Inc.			Nevada
13.	Grubb & Ellis Realty Advisers, Inc.			California
14.	Grubb & Ellis Consulting Services Company			Florida
Subsidiaries of Grubb & Ellis Consulting Services Company:
	a.	Landauer Hospitality International, Inc.		Delaware
	b.	Landauer Securities, Inc.		Massachusetts
15.	Grubb & Ellis Southeast Partners, Inc.			California
16.	HSM Inc.:			Texas

17.	Montclair Insurance Company, Ltd.			Bermuda
18.	White Commercial Real Estate			California
19.	Wm. A. White/Grubb & Ellis, Inc.			New York